Exhibit 10.1

October 22, 2025

Lisa Atherton

7201 Shady Grove Rd

Keller, TX 76248

Dear Lisa,

On behalf of the Board of Directors (the “Board”) of Textron Inc. (the “Company”), I am happy to offer you the position of President and Chief Executive Officer of the Company. The effective date of your promotion will be January 4, 2026. The Board and I believe you have the personal and professional qualifications to make significant contributions to the continued success of Textron and that you will be an excellent leader of the organization.

The main features of your compensation and benefits package, as recommended by the Organization and Compensation Committee of the Board (the “O&C Committee”) and approved by the Board, are summarized below.

Compensation & Benefits

Salary: Your base salary will be $1,300,000 annually, effective January 4, 2026.

Short Term Incentive: You will be eligible for an annual incentive award pursuant to the Textron Short Term Incentive (“STI”) Plan with an initial target value of 150% of your annualized base salary, payable upon the achievement of the performance goals established for each year by the O&C Committee. Actual STI payouts may vary from zero to 200% of your target value based upon the O&C Committee’s determination of the extent to which the Company has achieved the established performance goals for the year. Payouts under the STI plan are made in cash during the first quarter after the end of the applicable year.

Long Term Incentive:   You will be eligible to participate in Textron’s Long-Term Incentive (“LTI”) Plan, with a target value for your fiscal 2026 award of $10,000,000. Awards are made in accordance with the Textron Inc. 2024 Long-Term Incentive Plan (or under a successor plan) and will be subject to the terms and conditions of the plan and award agreement under which they are granted. Your 2026 LTI award will consist of a mix of performance share units, restricted stock units and stock options and are subject to vesting requirements and other terms and conditions as determined by the O&C Committee. Your LTI awards for subsequent years will be determined by the Committee.

Other Benefits:   You will be eligible to participate in employee benefits provided in accordance with the Textron Retirement Program, Textron Spillover Pension Plan, Textron Savings Plan, Textron Spillover Savings Plan, Textron Retirement Account Plan, Deferred Income Plan for Textron Executives, medical insurance, dental insurance, disability insurance, life insurance, executive physical program and other welfare benefit plans and programs all in a manner or on terms and conditions similar to Textron’s other executive officers. Under the Textron policy, you are eligible for a vacation accrual of four (4) weeks per year.

I am confident you will have a long and successful career at Textron. However, in the event Textron terminates your employment involuntarily, you will be eligible for severance benefits under the terms and conditions of the Severance Plan for Textron Key Executives (the “Plan”), and will be entitled to receive lump sum severance payments in amounts greater than those provided by the Plan as follows:

(i)	in the event of a not for cause termination, you will be eligible to receive a severance payment of two times the severance payment provided by the Plan; and

(ii)	in the event of a termination within two years following a change in control, you will be eligible to receive a severance payment of three times the severance payment provided by the Plan.

General Provisions:   You will be covered by the indemnification provisions of Textron’s By-Laws to the same extent as Textron’s other executive officers. Textron will cover you under directors’ and officers’ liability insurance for bona fide claims based on your actions or failure to act in your capacity as a Textron executive officer in the same amount and to the same extent as Textron covers its other directors and executive officers.

All payments and benefits described in this letter are subject to 1) applicable tax withholding, 2) the terms and conditions of the Textron plans, programs or policies under which they are provided (as amended from time to time) and 3) the requirements of applicable law. The dollar amounts and values described in this letter are gross amounts, before any applicable tax or tax withholding.

I am pleased to offer you this opportunity to lead the Company as its President and CEO.

Sincerely,

/s/ Scott C. Donnelly
Scott C. Donnelly, Chairman
President and Chief Executive Officer

Accepted and Agreed:

/s/ Lisa Atherton	October 22, 2025
Lisa Atherton	Date